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                                                                    Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-3 (No. 333-____) of our report, which includes an explanatory paragraph regarding a change in the method of accounting for costs incurred in connection with an enterprise software installation, dated February 13, 1998, on our audits of the consolidated financial statements of Hercules Incorporated and subsidiary companies as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997. We also consent to the reference to our Firm under the caption "Experts".


                                        /s/ PricewaterhouseCoopers LLP




Philadelphia, Pennsylvania
September 14, 1998